EXHIBIT 99.1

CONTACT:	Craig Smith
Time America, Inc.
(800) 561-6366 x442
craigs@timeamerica.com

FOR IMMEDIATE RELEASE

TIME AMERICA ANNOUNCES SECOND QUARTER FISCAL 2005
RESULTS

Revenue increases 28% over prior year quarter

SCOTTSDALE, Ariz, February 3, 2005 – Time America, Inc. (OTCBB: TMAM), a leading developer and marketer of time and labor management solutions, today announced unaudited financial results for its fiscal second quarter ended December 31, 2004.

Revenue for the quarter ended December 31, 2004 was $1,440,312, a 28% increase over revenue of $1,127,324 in the year-ago quarter.  The net loss from operations for the quarter ended December 31, 2004 was $237,474, compared to a net loss from operations of $265,563 for the year-ago quarter.  The net loss for the quarter ended December 31, 2004 was $298,668, or $.02 per basic and diluted share, compared to a net loss of $282,694 or $.02 per basic and diluted share for the year-ago quarter.

Revenue for the six-month period ended December 31, 2004 was $2,894,137, a 28% increase over revenue of $2,253,721 in the year-ago period.  The net loss from operations for the six-month period ended December 31, 2004 was $337,056, compared to a net loss from operations of $407,316 for the year-ago period.  The net loss for the six-month period ended December 31, 2004 was $490,999, or $.04 per basic and diluted share, compared to a net loss of $444,265 or $.04 per basic and diluted share for the year-ago period.

“I am pleased to announce that, for the eleventh consecutive time, we have achieved quarter over prior year quarter revenue growth.  I am also pleased that we achieved revenue growth of 28% for the second consecutive quarter this fiscal year.” stated Thomas Bednarik, President and CEO. Services revenue increased 66% for the six-month period ended December 31, 2004 vs. the same period in 2003.

“Our web-based solution, NETtime® has continued to gain momentum as evidenced by the revenue growth of 97% over the same period last year.  A large part of this growth results from our NETtime private branding and co-branding strategy.    Even with recent investments in both hardware and software to support this growth at the AT&T data center which hosts NETtime, our hosting costs increased minimally over the prior year quarter, supporting the fact that the hosted model is both profitable and scalable.” added Bednarik.

“We continue to make significant investments in our sales and marketing programs and new product development.  In the current quarter we doubled our spending in advertising and trade shows versus the prior year’s quarter.  We also incurred significant development costs on our new proprietary hardware device that we plan to deliver in fiscal Q4.  We anticipate that we will experience an increase in our gross margin of 5% to7% after we deliver this new device in quantity to the market.”

“Our enterprise sales team secured the following key customers in fiscal Q2; Case Foods, Boston University, U.S. Navy – Crane, Davenport Realty Trust and Olshan Hotels,” continued Bednarik.

The Company will hold a conference call today at 4:30 p.m. EST to discuss its second fiscal quarter results.  To participate, call 866-385-2370 and enter ID code 3829836 five minutes prior to the start of the call.  The call will also be archived on the Time America website at www.timeamerica.com.

About Time America, Inc.

Time America, Inc. (TMAM.OB) has been providing innovative time and labor management solutions for over 17 years. By leveraging innovative technology, our family of software and hardware solutions helps organizations track and transform basic labor data into strategic information that improves workforce productivity and the utilization of labor resources. Time America solutions are used by more than 20,000 companies worldwide including ARAMARK Corporation, the University of Southern California, Thrifty Rental Car, the Texas Legislative Council and the Mesa Air Group. The Deloitte Technology Fast 500 honored Time America as one of the 500 fastest growing technology companies in North America for 2004 and 2003.

Certain information and comments contained in this press release may be forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934). Factors set forth in the Company’s Annual Report on Form 10-KSB for the fiscal year ended June 30, 2004 and subsequently filed Form 10-QSB’s, together with other factors that appear in this press release or in the Company’s other Securities and Exchange Commission filings could affect the Company’s actual results and could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company, in this press release.

This release and prior releases are available on the Company’s Worldwide Web site at www.timeamerica.com.

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NETtime is a registered trademark of Time America, Inc. All other names are the property of their respective owners.

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

	December 31, 2004	June 30, 2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$1,268,660	$2,058,929
Accounts receivable – trade, net	1,097,710	1,028,850
Inventory	577,094	370,784
Prepaid expenses and other current assets	198,721	290,546

Total Current Assets	3,142,185	3,749,109

Property and equipment, net	300,738	203,309
Other Assets	180,793	234,641

Total Assets	$3,623,716	$4,187,059

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Current portion of long-term debt	$1,049,603	$756,353
Accounts payable	393,975	368,230
Accrued liabilities	326,572	187,385
Deferred revenue	882,259	416,514

Total Current Liabilities	2,652,409	1,728,482

Long-term debt, less current portion	1,325,213	2,337,345

Total Liabilities	3,977,622	4,065,827

Commitments:	—	—

Stockholders’ Equity (Deficit):
Common stock, $.005 par value, 50,000,000 shares authorized, 13,601,052 and 13,599,552 shares issued and outstanding	68,006	67,998
Contributed capital	8,042,974	8,027,121
Accumulated deficit	(8,464,886)	(7,973,887)

Total Stockholders’ Equity (Deficit)	(353,906)	121,232

Total Liabilities and Stockholders’ Equity (Deficit)	$3,623,716	$4,187,059

TIME AMERICA, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Six Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Product sales	$1,082,207	$867,311	$2,081,137	$1,765,639
Services revenue	358,105	260,013	813,000	488,082

Total Revenues	1,440,312	1,127,324	2,894,137	2,253,721

Cost of Revenues:
Product	433,572	343,723	832,304	729,746
Services	185,277	153,036	352,498	288,590

Total Cost of Revenues	618,849	496,759	1,184,802	1,018,336

Gross Profit	821,463	630,565	1,709,335	1,235,385

Costs and Expenses:
Sales and marketing	461,442	469,383	925,545	859,675
Research and development	337,946	201,073	625,718	372,703
General and administrative	259,549	225,672	495,128	410,323

Total Costs and Expenses	1,058,937	896,128	2,046,391	1,642,701

Net Loss from Operations	(237,474)	(265,563)	(337,056)	(407,316)

Other Income (Expense):
Interest expense	(91,386)	(18,835)	(189,897)	(38,646)
Other	25,774	—	25,774	(7)
Interest income	4,418	1,704	10,180	1,704

	(61,194)	(17,131)	(153,943)	(36,949)

Net Loss	$(298,668)	$(282,694)	$(490,999)	$(444,265)

Basic Loss per Share	$(0.02)	$(0.02)	$(0.04)	$(0.04)

Weighted Average Number of Shares Outstanding	13,601,052	12,810,393	13,600,620	12,143,551